Exhibit 99.1

Verona Pharma Announces Amended Strategic Financing with Oaktree and OMERS

RIPSA interests repurchased

Term loan facility increased to $450 million with more favorable terms

Access to up to an additional $200 million

LONDON and RALEIGH, N.C., March 28, 2025 – Verona Pharma plc (Nasdaq: VRNA) (“Verona Pharma” or the “Company”), a biopharmaceutical company focused on respiratory diseases, has amended its existing strategic financing agreements by repaying the revenue interest purchase and sale agreement (“RIPSA”) and increasing the debt facility to $450 million on improved terms with funds managed by Oaktree Capital Management, L.P. (“Oaktree”) and OMERS Life Sciences (“OMERS”) announced in May 2024.

“We are pleased that Oaktree and OMERS recognize the ongoing success of the OhtuvayreTM (ensifentrine) launch and continued growth of Ohtuvayre prescriptions. This growth has allowed us to terminate the RIPSA and amend our term loan facility with Oaktree and OMERS, increasing our financial flexibility and simplifying our balance sheet,” said David Zaccardelli, Pharm. D., President and Chief Executive Officer. “We continue to have access to up to $200 million under the term loan facility to support the Company’s ongoing progress subject to certain conditions.”

“We have been very impressed by the US launch of Ohtuvayre as a novel maintenance treatment for COPD,” commented Aman Kumar, Co-Portfolio Manager for Oaktree’s Life Sciences Lending platform. “We are delighted to continue our partnership with the Company and look forward to supporting them as they expand access to this important therapy for COPD patients globally.”

The strategic financing arrangements were revised as follows:

RIPSA

•	Repurchased the $100 million obligation with reduced repayment fees

Term loan facility

•	Increased facility to $450 million and borrowed $125 million from an expanded Tranche C resulting in an aggregate of $250 million outstanding

•	Reduced the interest rate from 11% to 9.7% with a further reduction to 9.35% upon achievement of certain sales milestones

•	Added a provision allowing Verona Pharma to secure a working capital revolving credit facility of up to $75 million with a separate group

For further information please contact:

Verona Pharma plc	Tel: +1-844-341-9901
Victoria Stewart, Senior Director of Investor Relations and Communications	IR@veronapharma.com
Argot Partners US Investor Enquiries	Tel: +1-212-600-1902 verona@argotpartners.com
Ten Bridge Communications International / US Media Enquiries	Tel: +1-781-316-4424 tbcverona@tenbridgecommunications.com
Wendy Ryan

About Verona Pharma

Verona Pharma is a biopharmaceutical company focused on developing and commercializing innovative therapies for the treatment of chronic respiratory diseases with significant unmet medical needs. OhtuvayreTM (ensifentrine) is the Company’s first commercial product and the first inhaled therapy for the maintenance treatment of COPD that combines bronchodilator and non-steroidal anti-inflammatory activities in one molecule. Ensifentrine has potential applications in non-cystic fibrosis bronchiectasis, cystic fibrosis, asthma and other respiratory diseases. For more information, please visit www.veronapharma.com.

About Oaktree

Oaktree is a leader among global investment managers specializing in alternative investments, with $202 billion in assets under management as of December 31, 2024. The firm emphasizes an opportunistic, value-oriented, and risk-controlled approach to investments in credit, equity, and real estate. The firm has more than 1,200 employees and offices in 23 cities worldwide. For additional information, please visit Oaktree’s website at http://www.oaktreecapital.com/.

About OMERS Life Sciences and OMERS

OMERS Life Sciences provides royalty financings and other non-dilutive solutions to biopharma companies and academic institutions, supporting their efforts to address unmet medical needs and improve the quality of life of patients around the world.

OMERS is a jointly sponsored, defined benefit pension plan, with 1,000 participating employers ranging from large cities to local agencies, and almost 640,000 active, deferred and retired members. Our members include union and non-union employees of municipalities, school boards, local boards, transit systems, electrical utilities, emergency services and children’s aid societies across Ontario. OMERS teams work in Toronto, London, New York, Amsterdam, Luxembourg, Singapore, Sydney and other major cities across North America and Europe – serving members and employers, and originating and managing a diversified portfolio of high-quality investments in government bonds, public and private credit, public and private equities, infrastructure and real estate.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. All statements contained in this press release other than statements of historical fact should be considered forward-looking statements. Words such as “anticipate,” “believe,” “plan,” “expect,” “intend,” “may,” “potential,” “prepare,” “possible” and similar words and expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements regarding the amounts expected to become available and conditions under the term loan facility, the potential for us to secure a working capital revolving credit facility of up to $75 million with a separate group, the potential applications of ensifentrine in non-cystic fibrosis bronchiectasis, cystic fibrosis, asthma and other respiratory diseases, and the continued growth of Ohtuvayre.

These forward-looking statements are based on management's current expectations. These statements are neither promises nor guarantees, but involve known and unknown risks, uncertainties and other important factors that may cause our actual results, performance or achievements to be materially different from our expectations expressed or implied by the forward-looking statements, including, but not limited to: risks related to our limited operating history; our need for additional funding to complete development and commercialization of Ohtuvayre which may not be available and which may force us to delay, reduce or eliminate our development or commercialization efforts; our reliance on the success of Ohtuvayre, the terms of our credit agreement and the revenue interest purchase and sale agreement ("RIPSA”) place restrictions on our operating and financial flexibility, and if we fail to comply with certain covenants in the RIPSA, our results of operations and financial condition may be harmed; the efficacy of Ohtuvayre compared to competing drugs; and the other important factors discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for the period ended December 31, 2024 filed with the Securities and Exchange Commission (“SEC”) on February 27, 2025, as such factors may be updated from time to time in our other filings with the SEC. We disclaim any obligation to update or revise any forward-looking statement contained in this press release, even if subsequent events cause our views to change, except as required under applicable law.